Exhibit 99.1

Execution Version

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of July 12, 2020 by and among MEDNAX, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, $0.01 par value per share, of the Company (the Common Stock”) totaling, in the aggregate, 8,450,000 shares, or approximately 9.9% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a letter to the Company on November 27, 2019 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointments; Leadership Structure and Related Agreements.

(a)                Board Appointments

(i)                 The Company agrees that effective upon the execution of this Agreement, the Board and all applicable committees of the Board shall take or shall have taken all necessary actions to (A) accept the resignations tendered by Cesar L. Alvarez, Michael B. Fernandez, Pascal J. Goldschmidt, M.D., Carlos A. Migoya and Enrique J. Sosa, Ph.D. as directors of the Company, who the Company hereby represents have submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective upon the execution of this Agreement and (B) appoint Thomas A. McEachin, Mark Ordan, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis (each a “Starboard Independent Appointee” and collectively, the “Starboard Independent Appointees”) as directors of the Company with terms expiring at the 2020 Annual Meeting. The Company agrees that, subject to their consent to serve, the Board shall nominate (A) the Starboard Independent Appointees and (B) Roger J. Medel M.D., Paul G. Gabos, Manuel Kadre, Karolyn D. Barker, Michael Rucker and Waldemar A. Carlo, M.D. (the “Continuing Directors”) for election to the Board at the 2020 Annual Meeting for terms expiring at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) and shall recommend, support and solicit proxies for the election of the Starboard Independent Appointees at the 2020 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of the Continuing Directors. The Company shall use its reasonable efforts to hold the 2020 Annual Meeting no later than September 10, 2020. The Company shall use its reasonable best efforts to hold the 2021 Annual Meeting no later than May 28, 2021.

(ii)               If any Starboard Independent Appointee (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 3% of the Company’s then-outstanding Common Stock and 2,566,025 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments)(the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Starboard Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Starboard Replacement Director”). Any Starboard Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) unless otherwise consented to by the Board and the Nominating and Corporate Governance Committee, be independent, and not be an Affiliate (as defined below), of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not, in and of itself, cause such person to not be deemed independent of Starboard). The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall make its determination and recommendation regarding whether such Starboard Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv), including such nominee’s consent to a customary background check, and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct the background check and any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, with respect to the interview(s), assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Starboard Replacement Director; provided, however, that if the Board does not appoint such Starboard Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Starboard Replacement Director is elected to the Board. Subject to NYSE rules and applicable law, upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NYSE rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee of the Board, one of the other Starboard Independent Appointees (as designated by Starboard) will serve as an interim member of such applicable committee. Any Starboard Replacement Director designated pursuant to this Section 1(a)(ii) replacing a Starboard Independent Appointee prior to the mailing of the Company’s definitive proxy statement for the 2020 Annual Meeting shall stand for election at the 2020 Annual Meeting together with the other director nominees.

(iii)             Concurrent with the execution of this Agreement, Dr. Medel shall execute and deliver to the Company an advance irrevocable resignation letter pursuant to which he shall resign from the Board and all applicable committees thereof effective upon conclusion of the 2021 Annual Meeting (the “Retirement Date”). At the Retirement Date, the Board and all applicable committees of the Board shall take all necessary actions to accept the resignation of Dr. Medel from the Board and all applicable committees thereof.

(iv)             The Company hereby confirms that, concurrently with the execution of this Agreement, the Company and Dr. Medel have entered into a Separation Agreement (the “Separation Agreement”) pursuant to which, among other things, Dr. Medel has retired as Chief Executive Officer of the Company. Prior to the date of this Agreement, a true copy of the fully executed Separation Agreement has been furnished to Starboard.

(v)               The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Sansone as Chair of the Board. Mr. Sansone shall continue to serve in such position for the duration of the Standstill Period.

(vi)             During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than eleven (11) directors provided, however, the Board may be increased during this period upon Starboard’s prior written consent to increase the size of the Board.

(vii)           The Company agrees that the Board, which includes the Starboard Independent Appointees, will hold a meeting of the Board no later than prior to the opening of trading on the NYSE on the first business day following the date of this Agreement.

(viii)         The Company agrees that during the Standstill Period, Gavin T. Molinelli shall be an observer to the Board (the “Starboard Observer”) and shall receive copies of all documents distributed to the Board during the Standstill Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board. The Starboard Observer shall have the right to attend and participate, but not vote, at all meetings of the Board during the Standstill Period (whether such meetings are held in person, telephonically or otherwise). For the avoidance of doubt, the Starboard Observer shall have the right to request and shall be granted access to all of the documents that are accessible by all members of the Board. In addition, the Starboard Observer shall have the right to attend and participate, but not vote, at all meetings of the Strategy Committee (as defined below), the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating and Corporate Governance Committee during the Standstill Period (whether such meetings are held in person, telephonically or otherwise) and shall receive copies of all documents distributed to such committees during the Standstill Period, including notice of all meetings of such committees, all written consents executed by such committees, all materials prepared for consideration at any meeting of such committees, and all minutes related to each meeting of such committees contemporaneous with their distribution to the members of such committees. The Starboard Observer will agree to comply with all confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and insider trading policies and guidelines of the Company that have been provided to the Starboard Observer. Notwithstanding the foregoing, the Company reserves the right to exclude the Starboard Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that (i) such exclusion is necessary to preserve the attorney-client privilege or (ii) access to such material or meeting or portion thereof could result in a conflict of interest between Starboard or the Starboard Observer and the Company. As a condition to serving as the Starboard Observer, the Starboard Observer shall deliver to the Company an executed confidentiality agreement in a form to be agreed between the Parties prior to the date of this Agreement, and shall also agree to hold any information received as the Starboard Observer subject to the fiduciary duties that he or she would have to the Company and its shareholders were he or she a director of the Company. The Company agrees to indemnify the Starboard Observer to the same extent, and subject to the same conditions and limitations, that all directors of the Company are indemnified by the Company, provided that the foregoing indemnification shall not be applicable if a court of competent jurisdiction determines that the Starboard Observer either violated the terms of this Agreement, including by breaching his or her fiduciary duties, such as the duty of loyalty, or the acts in question were the result of the Starboard Observer’s bad faith misconduct.

(b)               Board Committees.

(i)                 Strategy Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) form a Strategy Committee of the Board (the “Strategy Committee”) to review, evaluate and oversee the Company’s corporate strategy and identify opportunities to create value for the Company’s shareholders, and (B) appoint Mr. Kadre, Mr. McEachin, Mr. Sansone, and Mr. Starcher to the Strategy Committee, and appoint Mr. Sansone as its Chair. During the Standstill Period, the Strategy Committee shall be composed of four (4) directors, including Mr. Kadre, Mr. McEachin, Mr. Sansone, and Mr. Starcher, with Mr. Sansone serving as its Chair. The Strategy Committee will be provided with the resources and authority necessary for the Strategy Committee to discharge its purpose, including to hire and direct the work of any consultant and/or adviser to assist the Strategy Committee if requested by the Strategy Committee.

(ii)               Audit Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. McEachin to the Audit Committee of the Board (the “Audit Committee”). During the Standstill Period, unless otherwise agreed by the Audit Committee, the Audit Committee shall be composed of four (4) directors, consisting of Ms. Barker, Mr. Gabos, Mr. McEachin, and Mr. Rucker, with Mr. Gabos serving as its Chair.

(iii)             Compensation Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) appoint Mr. Starcher and Ms. Weis to the Compensation Committee and (B) appoint Ms. Weis as the Chair of the Compensation Committee. During the Standstill Period, unless otherwise agreed by the Compensation Committee, the Compensation Committee shall be composed of four (4) directors, consisting of Dr. Carlo, Mr. Kadre, Mr. Starcher, and Ms. Weis, with Ms. Weis serving as its Chair.

(iv)             Nominating and Corporate Governance Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. McEachin, Mr. Starcher and Ms. Weis to the Nominating and Corporate Governance Committee. During the Standstill Period, unless otherwise agreed by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee shall be composed of five (5) directors, consisting of Ms. Barker, Mr. Kadre, Mr. McEachin, Mr. Starcher, and Ms. Weis, with Mr. Kadre serving as its Chair.

(v)               Medical Science and Technology Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Starcher to the Medical Science and Technology Committee of the Board (the “Medical Science and Technology Committee”). During the Standstill Period, unless otherwise agreed by the Medical Science and Technology Committee, the Medical Science and Technology Committee shall be composed of four (4) directors, consisting of Dr. Carlo, Dr. Medel, Mr. Rucker, and Mr. Starcher, with Dr. Carlo serving as its Chair.

(vi)             Executive Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to cause the Executive Committee of the Board to be disbanded.

(vii)           Director Committee Appointments.

Subject to NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Starboard Independent Appointee (or a Starboard Replacement Director). Without limiting the foregoing, the Board shall give each of the Starboard Independent Appointees the same due consideration for membership to any committee of the Board as any other independent director.

(c)                Additional Agreements.

(i)                 Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)               Starboard, on behalf of itself and its controlled Affiliates and Associates, hereby irrevocably withdraws its Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s shareholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s shareholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s shareholders. Starboard shall not publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii)             Starboard shall appear in person or by proxy at the 2020 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2020 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal or nomination presented at the 2020 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or shareholder proposal presented at the 2020 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv)             Starboard acknowledges that, prior to the date of this Agreement, each Starboard Independent Appointee and prior to any appointment, each Starboard Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

(v)               The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2020 Annual Meeting, that each of the Starboard Independent Appointees is deemed to be (A) a member of the “Incumbent Board” or an “Applicable Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers, the MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan, the Pediatrix Medical Group, Inc. 2004 Incentive Compensation Plan, credit agreements, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers, the MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan, the Pediatrix Medical Group, Inc. 2004 Incentive Compensation Plan and credit agreements. The Company further agrees that during the Standstill Period, the Company shall not adopt or enter into any incentive plan, option plan, equity plan, deferred compensation plan, employment agreement, severance plan or agreement, change in control plan or agreement, retention plan, loan agreement, indenture, credit agreement, indemnification agreement or any other material contract or agreement (each a “Future Company Agreement” and collectively, the “Future Company Agreements”), if such Future Company Agreement includes language regarding the election, appointment or nomination of an individual pursuant to an actual or threatened election contest or any other actual or threatened solicitation of proxies as not being deemed a member of the “Incumbent Board” or an “Applicable Director” (or any similar term) as such terms may be defined in the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement or as not being deemed a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement.

2.	Standstill Provisions.

(a)                Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2021 Annual Meeting pursuant to the Company’s Amended and Restated Articles of Incorporation, as amended, provided, that if the 2021 Annual Meeting has been changed to be more than thirty (30) calendar days before the date contemplated by the Company’s 2020 proxy statement or if the date of the 2021 Annual Meeting is scheduled to be more than thirty (30) calendar days before the one-year anniversary of the date of the 2020 Annual Meeting, then the Company shall provide Starboard with prior written notice of the date of the 2021 Annual Meeting at least fifteen (15) business days before the date on which notice of the date of the 2021 Annual Meeting is given to shareholders or made public, whichever first occurs, or (y) the date that is one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)                 engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)               form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)             deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)             seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2021 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)               (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of shareholders;

(vi)             seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)           advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or

(viii)         make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)               Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor.

(c)                Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any Starboard Independent Appointee (or a Starboard Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of eleven (11) directors and there are no vacancies on the Board and (d) to the actual knowledge of the executive officers of the Company, the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) to the actual knowledge of Starboard, the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own 8,450,000 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.

Prior to the opening of trading on the NYSE on the first business day following the date of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is materially inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings, its preparation and delivery of the Nomination Letter, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $1,200,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) upon delivery or refusal of delivery when sent by a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

MEDNAX, Inc.
1301 Concord Terrace
Sunrise, Florida 33323

Attention:	General Counsel
E-mail:	dominic_andreano@mednax.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131

Attention:	Joshua M. Samek, Esq.
Email:	joshua.samek@dlapiper.com

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017

Attention:	Jeffrey C. Smith

Peter A. Feld

Email:	jsmith@starboardvalue.com

pfeld@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attention:	Steve Wolosky, Esq.

Andrew Freedman, Esq.

Email:	swolosky@olshanlaw.com

afreedman@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in Broward County, Florida and any state appellate court therefrom within the State of Florida (or, if the State of Florida declines to accept jurisdiction over a particular matter, any federal court within the Southern District of Florida). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13.	Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Sections 6 through 11, Section 13, and Section 14, which shall survive such termination.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MEDNAX, INC.

By:	/s/ Manuel Kadre
	Name:	Manuel Kadre
	Title:	Lead Independent Director

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Agreement]

Exhibit A

Press Release

[See attached.]

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175 ext. 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Announces Leadership and Board Transitions

Mark S. Ordan Appointed Chief Executive Officer, Succeeding Company Founder Roger J. Medel, M.D.

Guy P. Sansone Appointed Chair of Board of Directors

Significant Board Refreshment, With Five New Independent Directors Appointed to Succeed Five Departing Directors

Company Reaches Agreement with Starboard Value

FORT LAUDERDALE, Fla. — July 13, 2020 — MEDNAX, Inc. (NYSE: MD), the nation’s leading provider of maternal-fetal, newborn and pediatric subspecialty care, today announced that the Company’s Board of Directors has appointed Mark S. Ordan as Chief Executive Officer, succeeding Roger J. Medel, M.D., the Company’s founder. Dr. Medel will remain a member of the Board until the 2021 Annual Meeting of Shareholders.

“Since founding this company in 1979, it has been my great honor and privilege to work alongside MEDNAX’s clinicians and employees over the past 41 years,” said Dr. Medel. “After four decades, I know that this organization’s commitment to Take Great Care of the Patient is stronger than ever. I am equally committed to ensuring a successful transition, and I am confident that we will touch even more lives and reach new heights for many years to come.”

Mr. Ordan previously served as Chief Executive Officer of Quality Care Properties, Inc., a publicly traded real estate company and one of the largest actively managed companies focused on post-acute, skilled nursing and memory care/assisted living properties, since its spin-off from HCP, Inc. in 2016 until 2018. In July 2018, Mr. Ordan completed a sale of the company to Welltower (NYSE: WELL) and Promedica. Mr. Ordan served as Chief Executive Officer of Washington Prime Group Inc. (NYSE: WPG), a REIT that owns, develops and manages over 100 malls and shopping centers, from 2014 to 2015. During his tenure, he launched the company as a spin-off of the Simon Property Group (NYSE: SPG).

Mr. Ordan served as Chief Executive Officer of Sunrise Senior Living, Inc., a publicly traded operator and owner of approximately 300 senior living communities in the United States, Canada and the United Kingdom, from 2008 to 2013. He led the turnaround and restructuring of Sunrise and oversaw the sale of the company in January 2013 to Health Care REIT and KKR. Mr. Ordan served as Chief Executive Officer of The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from 2006 to 2007. Mr. Ordan oversaw Mills’ operations and complete restructuring and led the Company’s sale process to Simon Property Group and Farallon Capital Management, in May 2007. Mr. Ordan serves on the Board of Directors of VEREIT (NYSE: VER) and Federal Realty Investment Trust (NYSE: FRT).

“I am honored to join MEDNAX’s outstanding team of passionate physicians, clinicians and employees,” said Mr. Ordan. “Roger is a renowned physician who has built an amazing company. I look forward to working with Guy, Roger, the other Board members and management team to continue putting patient needs first and creating value for shareholders.”

“On behalf of the entire Company, I want to thank Roger for his extraordinary vision, leadership and contributions to MEDNAX throughout his decades of services as our CEO,” said Manny Kadre, MEDNAX Lead Independent Director. “Under his guidance and leadership, MEDNAX has grown from a single neonatology group into the nationally recognized organization it is today. Since founding the Company, Roger has instilled a physician- and patient-centric culture that will endure for decades to come. We look forward to his continuing contributions as a member of our Board of Directors.”

Board of Directors Transitions

The Company today also announced that its Board has appointed five new directors: Thomas A. McEachin, Mr. Ordan, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis.

Commensurate with these appointments, current directors Cesar L. Alvarez, Michael B. Fernandez, Pascal J. Goldschmidt, M.D., Carlos A. Migoya and Enrique J. Sosa, Ph.D. have stepped down from the Board. Mr. Sansone has succeeded Mr. Alvarez as Chair of the Board. These changes are effective immediately.

“We are excited to welcome Tom, Mark, Guy, John and Shirley to the MEDNAX Board of Directors,” said Mr. Kadre. “Together, these experienced leaders possess deep collective knowledge of the healthcare services industry and I am confident that their unique expertise will further enhance the Board’s capabilities to oversee the execution of the Company’s strategy and complete its transformation. I would also like to thank Cesar, Michael, Pascal, Carlos and Enrique for their deep dedication and exemplary service to MEDNAX over the years.”

“I am proud to be joining the Board as Chair during such an exciting time for the Company,” said Mr. Sansone. “I look forward to working with the Board and management team to help realize the remarkable future potential for this Company. I would like to thank Roger for building such an esteemed company, and I am confident that Mark is the ideal leader to guide MEDNAX into its next chapter.”

“MEDNAX is an outstanding company and I believe there is tremendous opportunity to build upon the strong legacy and foundation that Roger has created,” said Mr. Ordan. “We will continue the Company’s commitment to provide leading health solutions, deliver exceptional care for our patients, and improve patient outcomes. Our strong network of experienced clinicians will continue to expand and evolve to meet our patients’ needs.”

Agreement with Starboard Value

These announcements are pursuant to an agreement that MEDNAX has reached with Starboard Value LP and its affiliates (“Starboard”), an investment firm which owns approximately 9.9% of MEDNAX’s outstanding common stock.

Under the terms of the agreement, Starboard has withdrawn its director nominations previously submitted to the Company and agreed to support the Board’s full slate of directors at the Company’s 2020 Annual Meeting of Shareholders. Starboard also agreed to abide by customary standstill provisions and voting commitments. The complete agreement will be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K.

Moelis & Company and Barclays are serving as financial advisors and DLA Piper LLP (US) and Cleary Gottlieb Steen & Hamilton LLP are serving as legal counsel to MEDNAX.

About Guy P. Sansone

Mr. Sansone has served as the Co-Founder, Chairman and Chief Executive Officer of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as Managing Director at Alvarez & Marsal in New York, a financial advisory and consulting firm notable for its work in turnaround management and performance improvement of a number of large, high-profile businesses across the globe, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone has also served on the Boards of Directors of Magellan Health, Inc. (NASDAQ: MGLN), a healthcare company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare, since March 2019, and Carisk Partners, a risk transfer, care coordination company, since April 2019, and as Non-Executive Chairman of Brookdale Senior Living, Inc. (NYSE: BKD), an owner and operator of senior living and retirement communities, since January 2020. Mr. Sansone has served on the Board of Advisors for Pager, Inc., a mobile healthcare technology company, since March 2017. Previously, Mr. Sansone served on the Boards of Directors of Civitas Solutions, Inc. (formerly NYSE:CIVI), a leading national provider of home-and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs, from December 2009 until its acquisition by Celtic Intermediate Corp. in March 2019, and HealthPRO Heritage, a leading national provider of therapy management and consulting services, from September 2015 to November 2019. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. Mr. Sansone earned a B.S. from the State University of New York at Albany.

About Thomas A. McEachin

Mr. McEachin has served on the Board of Directors of RTI Surgical Holdings, Inc. (NASDAQ: RTIX), a global implant company which designs, manufactures and distributes orthopedic and other surgical implants for use in various surgical procedures, since December 2015. Previously, he held executive positions at Covidien Surgical Solutions, a division of Covidien plc (formerly NYSE: COV), a global health care products company and manufacturer of medical devices and supplies, from 2008 to 2012. During his tenure at Covidien Surgical Solutions, he served as Vice President, Finance from 2008 to 2011 and Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served in various finance capacities at United Technologies Corporation (NYSE: UTX), a global leader in the aerospace and building industries, and its subsidiaries, including as chief Investor Relations officer, Vice President and Controller of Pratt & Whitney, and Vice President and Chief Financial Officer of UTC Power. Prior to that, he held several executive positions with Digital Equipment Corporation (formerly NYSE: DEC), a vendor of computer systems, including computers, software, and peripherals, from 1986 to 1997. Mr. McEachin was with Xerox Corporation (n/k/a Xerox Holdings Corporation) (NYSE: XRX), a global corporation that sells print and digital document products and services, from 1975 to 1986, serving as Controller of the procurement organization. Mr. McEachin formerly served as a trustee and officer of the Wadsworth Atheneum (Hartford, CT), the oldest public art institution in the United States, serving on their executive, finance and investment committees. He also is a past board member of the Connecticut Science Center and chair of the audit committee. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University.

About John M. Starcher, Jr.

Mr. Starcher is the President and Chief Executive Officer of Bon Secours Mercy Health, a not-for-profit Catholic health system that owns and operates 48 acute care hospitals, over 1,000 sites of care serving more than 10 million patients and has more than 60,000 employees across seven states and two countries, where he has served since September 2018. Prior to this, he served as Chief Executive Officer and President of Mercy Health from April 2016 to August 2018, where he oversaw the development of system strategies and operations for all 23 Mercy Health hospitals and the clinically integrated network across Ohio and Kentucky. Before being promoted to Chief Executive Officer at Mercy Health, Mr. Starcher served as an Executive Vice President of Operations and Chief Executive Officer of the Cincinnati Market at Mercy Health from January 2015 to April 2016. From August 2013 through March 2014, Mr. Starcher served as the Interim President and Chief Executive Officer of Health Management Associates Inc. (formerly NYSE: HMA) (“HMA”), an integrated acute care delivery system with 71 hospitals across 15 states, where he guided HMA through its successful sale to Community Health Systems. Prior to that, Mr. Starcher served as President of HMA’s Eastern Group from February 2012 until August 2013. Before joining HMA, Mr. Starcher served as the Chief Executive Officer of three of Mercy Health’s four divisions – overseeing more than 20 acute care hospitals, five long term care facilities, six home health agencies and dozens of affiliated clinical practices with more than $3 billion in net revenue. Prior to that, he served as the Chief Executive Officer of the Northeastern Pennsylvania Region, the senior vice president of Human Resources and corporate associate general counsel at Catholic Health Partners. Mr. Starcher started his career in 1993 in Human Resources at the Medical College of Ohio as the Director of Labor Relations where he worked until he joined Catholic Health Partners in 1999. Mr. Starcher serves as a Director on the Boards of Bon Secours Mercy Health, The Innovation Institute, the Catholic Medical Mission Board and American Pain Consortium, LLC. He also serves on the Advisory Board of HealthQuest Capital. Mr. Starcher holds a Bachelor’s degree in business administration from Bowling Green State University and a Doctorate in Jurisprudence from the University of Toledo. He is licensed to practice law in the State of Ohio (currently inactive) and has actively served as a director on more than 20 boards in varied industries, including banking, insurance, acute and sub-acute healthcare, specialty care and physician practice organizations.

About Shirley A. Weis

Ms. Weis has served as the President of Weis Associates, LLC, a consulting firm she founded focused on healthcare management, strategic planning and leadership development, since January 2014. She has also served as a Senior Advisor to Leavitt Partners, LLC, a health care consulting firm, since February 2014 and as a Special Advisor to the President and Professor of Practice in the W. P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University, from August 2014 until June 2018. Previously, Ms. Weis was the Vice President and Chief Administrative Officer of Mayo Clinic, a nonprofit medical practice and medical research group, from 2007 until her retirement in December 2013. She joined Mayo Clinic in 1995 and held a number of clinical and administrative leadership positions, including Chair of Administrative Services for the Mayo Clinic in Arizona, Chair of the Mayo Clinic Managed Care Department and Executive Director of Mayo Management Services, Inc. Ms. Weis was also previously a member of the Mayo Clinic Board of Trustees and served as the Secretary for the Mayo Clinic Board of Governors. Prior to joining the Mayo Clinic, she was the Chief Operating Officer of Blue Care Network, a Health Maintenance Organization, and the Emergency Department Manager for Lansing General Hospital. Ms. Weis has served on the Boards of Directors of RTI Surgical Holdings, Inc. (NASDAQ:RTIX), a leading global surgical implant company, since October 2014 and The Medical Memory, LLC, a Phoenix-based, private company that facilitates recording of medical conversations with doctors and distributes them to patients and families, since July 2017. She previously served on the Boards of Directors of Sentry Insurance Company, a mutual insurance company specializing in business insurance, from May 2015 until April 2019, and Traverse Global Healthcare, a Phoenix-based developer of U.S. - style healthcare facilities in global markets, from February 2014 until the company was dissolved in October 2016. Ms. Weis also served on the Michigan State University College of Nursing Board of Visitors and is a distinguished author and public speaker. She is Emeritus Assistant Professor in the Mayo Clinic College of Medicine and has also taught healthcare leadership at the University of Minnesota’s Carlson School of Management, Michigan State University, University of Wisconsin-LaCrosse, Lansing Community College and for the Michigan Hospital Association. Ms. Weis holds a BSN in Nursing from Michigan State University and a Master’s degree in management from Aquinas College. She also received an honorary Doctor of Science degree from Michigan State University. Ms. Weis has been named a Michigan State University Distinguished Alumna and has received the Diana Award for Outstanding Business Women. She was also named one of the Top 25 Women in Healthcare by Modern Healthcare magazine for 2007 and 2013 and the National Association of Professional Women’s “Woman of the Year Award” for 2012.

Important Additional Information and Where You Can Find It

MEDNAX, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2020 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, will be set forth in the Company’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, to be filed with the SEC, and reports filed by the Company and ownership forms filed by its directors and executive officers with the SEC. The Company will furnish its Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders to shareholders entitled to vote at the meeting and will file a copy with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,000 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology medical group; whether the Company will be able to complete the divestiture of its radiology medical group and the terms of any such divestiture; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.